Exhibit 4.4

EUR 4,000,000,000

Bridge and Term Facilities Agreement

Dated 28 August 2025

for

THE MAGNUM ICE CREAM COMPANY
HOLDCO NETHERLANDS B.V.

as the Company

arranged by

BNP PARIBAS, BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., LONDON BRANCH, CITIBANK, N.A. LONDON BRANCH, DEUTSCHE BANK LUXEMBOURG S.A., GOLDMAN SACHS BANK USA, HSBC CONTINENTAL EUROPE, ING BANK N.V., J.P. MORGAN SE, MIZUHO BANK, LTD. and MORGAN STANLEY BANK INTERNATIONAL LIMITED

with

BNP PARIBAS

acting as Documentation Co-ordinator

and

ING Bank N.V.

acting as Agent

Ref: L-343449

CONTENTS

CLAUSE		PAGE
SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1
SECTION 2
THE FACILITIES
2.	The Facilities	25
3.	Purpose	29
4.	Conditions of Utilisation	29
SECTION 3
UTILISATION
5.	Utilisation	33
6.	Optional Currencies	34
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	37
8.	Prepayment and cancellation	38
SECTION 5
COSTS OF UTILISATION
9.	Interest	45
10.	Interest Periods	46
11.	Changes to the calculation of interest	47
12.	Fees	49
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax gross-up and indemnities	50
14.	Increased Costs	56
15.	Other indemnities	58
16.	Mitigation by the Lenders	59
17.	Costs and expenses	60
SECTION 7
GUARANTEE
18.	Guarantee and indemnity	61
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations	64
20.	Information undertakings	66
21.	General undertakings	69
22.	Events of Default	75
SECTION 9
CHANGES TO PARTIES
23.	Changes to the Lenders	78
24.	Changes to the Obligors	83

i

SECTION 10
THE FINANCE PARTIES
25.	Role of the Agent and the Arranger	85
26.	Conduct of business by the Finance Parties	94
27.	Sharing among the Finance Parties	94
SECTION 11
ADMINISTRATION
28.	Payment mechanics	96
29.	Set-off	100
30.	Notices	100
31.	Calculations and certificates	102
32.	Partial invalidity	103
33.	Remedies and waivers	103
34.	Amendments and waivers	103
35.	Confidential Information	109
36.	Confidentiality of Funding Rates	113
37.	Bail-In	114
38.	Counterparts	116
SECTION 12
GOVERNING LAW AND ENFORCEMENT
39.	Governing law	117
40.	Enforcement	117

THE SCHEDULES

ii

THIS AGREEMENT is dated 28 August 2025 and made between:

(1)	THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Rotterdam, the Netherlands, and its office at Reguliersdwarsstraat 63, 1017BK Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 95381309 (the “Company” and “Original Guarantor”);

(2)	MAGNUM ICC FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Reguliersdwarsstraat 63, 1017BK Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 96401133 (the “Original Borrower”);

(3)	BNP PARIBAS, BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., LONDON BRANCH, CITIBANK, N.A. LONDON BRANCH, DEUTSCHE BANK LUXEMBOURG S.A., GOLDMAN SACHS BANK USA, HSBC CONTINENTAL EUROPE, ING BANK N.V., J.P. MORGAN SE, MIZUHO BANK, LTD. and MORGAN STANLEY BANK INTERNATIONAL LIMITED as mandated lead arrangers and bookrunners (together with the Documentation Co-ordinator, whether acting individually or together, the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(5)	BNP PARIBAS as documentation co-ordinator (the “Documentation Co-ordinator”); and

(6)	ING Bank N.V. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A- or higher by S&P or Fitch or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

”Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the Facility A Certain Funds Period;

(b)	in relation to Facility B, the Facility B Certain Funds Period; and

(c)	in relation to Facility C, the period from and including the date of this Agreement to and including 31 December 2026.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) as adjusted to reflect any repayment (other than, in relation to Facility C, a repayment arising from a change of currency), prepayment, consolidation or division of a Loan.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) which is a TARGET Day; and

(c)	(in relation to:

(i)	the fixing of an interest rate in relation to a Term Rate Loan;

(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“Code” means the US Internal Revenue Code of 1986.

“Combined Carve-Out Financial Statements” means the combined carve-out financial statements for the Ice Cream Business for the three years ended 31 December 2024.

“Commitment” means:

(a)	a Facility A Commitment;

(b)	a Facility B Commitment; or

(c)	a Facility C Commitment.

“Commitment Fee” has the meaning given to that term in Clause 12.1 (Commitment Fee).

“Compounded Rate Currency” means any currency which is not a Term Rate Currency.

"Compounded Rate Interest Payment" means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

"Compounded Rate Loan" means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

"Compounded Reference Rate" means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

"Compounding Methodology Supplement" means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Parent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Parent and each Finance Party.

"Confidential Information" means all information relating to the Company, ListCo, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information);

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

"Consolidated Total Assets" means, at any time, the total assets of the Group as shown in the latest audited consolidated financial statements of ListCo delivered pursuant to paragraph (a)(i)(A) of Clause 20.1 (Financial statements), or, if these are not available, as shown in the Original Financial Statements for the financial year ended 31 December 2024.

"Cumulative Compounded RFR Rate" means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 14 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"Daily Rate" means the rate specified as such in the applicable Reference Rate Terms.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Demerger" means the demerger of Unilever PLC’s interest in ListCo to its shareholders, to be effected by an interim dividend in specie declared by Unilever PLC.

"Demerger Date" means the date of completion of the Demerger.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Parent and which, in each case, is not a member of the Group.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Extension Notice" has the meaning given to that term in Clause 7.4 (Extension option – Facility A).

"Facility" means Facility A, Facility B or Facility C.

"Facility A" means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

"Facility A Certain Funds Period" means the period commencing on the date of this Agreement to and including the earlier of:

(a)	the first Utilisation Date under Facility A;

(b)	the Demerger Date; and

(c)	the Listing Reorganisation Long-Stop Date.

"Facility A Certain Funds Utilisation" means a Loan made or to be made under Facility A during the Facility A Certain Funds Period.

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility B" means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

"Facility B Certain Funds Period" means the period commencing on the date of this Agreement to and including the earlier of:

(a)	the first Utilisation Date under Facility B; and

(b)	31 December 2026.

"Facility B Certain Funds Utilisation" means a Loan made or to be made under Facility B during the Facility B Certain Funds Period.

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility B Commitment" in of Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility C" means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

"Facility C Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility C Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Loan" means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code and any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Agent and the Parent) setting out any of the fees referred to in Clause 12 (Fees), provided that in respect of the letter dated on around the date of this agreement setting out fees referred to in Clause 12.3 (Agency fee), such letter shall only be a “Fee Letter” until such time as the entity which is party to such letter in its capacity as agent for the Finance Parties ceases to act as agent for the Finance Parties.

"Final Facility A Termination Date" means, subject to Clause 7.4 (Extension option – Facility A), the Initial Facility A Termination Date.

"Finance Document" means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Reference Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Parent.

"Finance Party" means the Agent, the Arranger or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as finance or capital lease (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force immediately before the adoption of IFRS 16 (Leases), have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	for the purpose of Clause 22.4 (Cross default) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

but excluding, for the purposes of Clause 22.4 (Cross default), any indebtedness owed by a member of the Group to another member of the Group (other than if such indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described)).

"Fitch" means Fitch Ratings Ltd.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

"Group" means the Parent and its Subsidiaries for the time being.

"Guarantor" means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

"Historic RFR" means, in relation to a currency and an RFR Banking Day for that currency, the most recent RFR for a day which is no more than five RFR Banking Days before that RFR Banking Day.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Ice Cream Business" has the meaning given to that term in the Combined Carve-Out Financial Statements.

"IFRS" means International Accounting Standards, International Financial Reporting Standards and related Interpretations, together with any future standards and related interpretations issued or adopted by the International Accounting Standards Board, in each case as amended and to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"India Transfer" means the transfer of the shares which will be held by the Unilever Group in Kwality Wall’s (India) Limited to a member of the Group.

"Information Package" means the lender presentation dated 26 June 2025 and the Combined Carve-Out Financial Statements.

"Initial Facility A Termination Date" means the date falling 12 Months after the date of this Agreement.

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts (in each case as determined in accordance with the laws applicable to such entity) or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or other official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

"Interpolated Primary Term Rate" means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors).

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"ListCo" means The Magnum Ice Cream Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and following the Listing Reorganisation which shall become a public limited company (naamloze vennootschap), which is established under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Reguliersdwarsstraat 63, 1017BK Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 97035467.

"ListCo Accession Date" means the date of accession as a Guarantor by ListCo in accordance with Clauses 21.10 (Condition subsequent) and 24.4 (Additional Guarantors).

"Listing Reorganisation" means a reorganisation under which the Company becomes a (direct or indirect) Subsidiary of ListCo, ListCo controls (directly or indirectly) the Company, ListCo becomes the ultimate Holding Company of the Group, the Demerger takes place and ListCo’s equity securities are admitted to:

(a)	listing and trading on Euronext Amsterdam;

(b)	listing on the Equity Shares (Commercial Companies) category of the Official List of the FCA;

(c)	trading on the London Stock Exchange’s main market for listed securities; and

(d)	listing and trading on the New York Stock Exchange.

"Listing Reorganisation Date" means the date of completion of the Listing Reorganisation.

"Listing Reorganisation Long-Stop Date" means 31 December 2025.

"LMA" means the Loan Market Association.

"Loan" means a Facility A Loan, a Facility B Loan or a Facility C Loan.

"Lookback Period" means the number of days specified as such in the applicable Reference Rate Terms.

"Major Default" means:

(a)	any circumstances constituting an Event of Default arising under any of:

(i)	Clause 22.1 (Non-payment) insofar as it relates to the payment of principal, interest and/or fees payable to the Finance Parties under the Finance Documents;

(ii)	Clause 22.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation; or

(iii)	Clause 22.5 (Insolvency), Clause 22.6 (Insolvency proceedings), Clause 22.7 (Creditors’ process), Clause 22.9 (Unlawfulness) or Clause 22.10 (Repudiation); or

(b)	any circumstances constituting an Event of Default arising under Clause 22.2 (Other obligations) insofar as it relates to a breach of:

(i)	Clause 21.4 (Negative pledge);

(ii)	Clause 21.5 (Disposals);

(iii)	Clause 21.6 (Merger);

(iv)	Clause 21.8 (Change of business); or

(v)	Clause 21.9 (Sanctions),

in each case as it relates to the Obligors only, and excludes any procurement obligations or approval on the part of an Obligor with respect to any other member of the Group.

"Major Representation" means a representation or warranty under any of:

(a)	Clause 19.1 (Status);

(b)	Clause 19.2 (Binding obligations);

(c)	Clause 19.3 (Non-conflict with other obligations);

(d)	Clause 19.4 (Power and authority);

(e)	Clause 19.5 (Validity and admissibility in evidence); or

(f)	Clause 19.6 (Governing law and enforcement),

in each case, with respect to the Obligors only, and excluding any procurement obligations or approval on the part of an Obligor with respect to any other member of the Group.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

"Margin" means:

(a)	in relation to Facility A, the percentage rate per annum determined in accordance with the following table:

Period	Margin
From (and including) the date of this Agreement to (but excluding) the date falling 3 Months after the date of this Agreement	0.35
From (and including) the date falling 3 Months after the date of this Agreement to (but excluding) the date falling 6 Months after the date of this Agreement	0.50
From (and including) the date falling 6 Months after the date of this Agreement to (but excluding) the date falling 9 Months after the date of this Agreement	0.70
From (and including) the date falling 9 Months after the date of this Agreement to (but excluding) the date falling 12 Months after the date of this Agreement	0.90
From (and including) the date falling 12 Months after the date of this Agreement to (but excluding) the date falling 15 Months after the date of this Agreement	1.10
from (and including) the date falling 15 Months after the date of this Agreement to (but excluding) the date falling 18 Months after the date of this Agreement	1.30
from (and including) the date falling 18 Months after the date of this Agreement to (but excluding) the date falling 21 Months after the date of this Agreement	1.50
From (and including) the date falling 21 months after the date of this Agreement to (but excluding) the date falling 24 Months after the date of this Agreement	1.70

(b)	in relation to Facility B and Facility C, 0.90 per cent. per annum, provided that if there is a change in the Ratings of ListCo following the date of this Agreement then the Margin will be the percentage per annum determined in accordance with the following table:

Rating		Margin
Moody’s	S&P / Fitch
A3 or above	A- or above	0.75
Baa1	BBB+	0.80
Baa2	BBB	0.90
Baa3	BBB-	1.05
Ba1 or lower	BB+ or lower	1.30

However:

(i)	if, at any time after the date of this Agreement, no Rating is at such time assigned by any Rating Agency, the Margin shall be 1.30 per cent. per annum;

(ii)	if ListCo is issued two or more different Ratings which would result in two or more different Margins applying according to the table above, the applicable Margin will be the average of the Margins corresponding to the Ratings respectively assigned by the Rating Agencies in accordance with the above table;

(iii)	if there is only one Rating, the Margin will be determined on the basis of that Rating;

(iv)	while an Event of Default is continuing, the Margin shall be 1.30 per cent. per annum;

(v)	the Parent shall promptly and in any event within five Business Days notify the Agent of any change to the Rating assigned by any Rating Agency; and

(vi)	any increase or decrease in the Margin for a Loan shall take effect on the date which is the third Business Day following the date on which the Parent notifies the Agent of a change to the Rating in accordance with paragraph (v) above.

"Market Disruption Rate" means the rate (if any) specified as such in the applicable Reference Rate Terms.

"Material Adverse Effect" means a material adverse effect on:

(a)	the financial condition, assets or business of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform and comply with its payment obligations under any Finance Document; or

(c)	the validity, legality or enforceability of any Finance Document.

"Material Company" means each Obligor and each Material Subsidiary.

"Material Subsidiary" means:

(a)	from the date of this Agreement until the date of delivery of the first set of financial statements pursuant to paragraph (a)(i)(A) of 20.1 (Financial statements), any member of the Group, the total revenues of which (calculated on an unconsolidated basis) is then equal to or exceeds ten per cent. or more of the consolidated total revenues of the Group (all calculated by reference to the Original Financial Statements in respect of the financial year ended 31 December 2024); and

(b)	at any time thereafter, any member of the Group, the total revenue of which (calculated on an unconsolidated basis) is then equal to or exceeds ten per cent. or more of the consolidated total revenues of the Group at such date (all calculated by reference to the then latest audited consolidated financial statements of the Group).

"Month" means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

"Moody's" means Moody's Investors Service Inc.

"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means the Combined Carve-Out Financial Statements.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Parent" means:

(a)	prior to (but excluding) the ListCo Accession Date, the Company; and

(b)	on and following the ListCo Accession Date, ListCo.

"Participating Member State" means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

"Primary Term Rate" means the rate specified as such in the applicable Reference Rate Terms.

"Qualifying Lender" has the meaning given to that term in Clause 13 (Tax gross-up and indemnities).

"Quotation Day" means the day specified as such in the applicable Reference Rate Terms.

"Quotation Time" means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

"Quoted Tenor" means, in relation to a Primary Term Rate, any period for which that rate is customarily published.

"Rating" means the credit ratings assigned by one or more Rating Agencies to ListCo’s long-term unsecured and non-credit enhanced debt obligations.

"Rating Agency" means any of:

(a)	Fitch;

(b)	Moody's; or

(c)	S&P.

"Reference Rate Supplement" means, in relation to any currency, a document which:

(a)	is agreed in writing by the Parent, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Parent and each Finance Party.

"Reference Rate Terms" means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the applicable category of that Loan, Unpaid Sum or accrual, in Schedule 12 (Reference Rate Terms) or in any relevant Reference Rate Supplement.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction; and

(b)	any jurisdiction where it conducts its business.

"Relevant Market" means the market specified as such in the applicable Reference Rate Terms.

"Repeating Representations" means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), 19.12 (Pari passu ranking), 19.13 (No proceedings) and 19.15 (Sanctions).

"Reporting Day" means the day (if any) specified as such in the applicable Reference Rate Terms.

"Reporting Time" means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisite Rating" means in relation to a New Lender, a rating for its long-term unsecured debt instruments in issue that are neither subordinated nor guaranteed of any two of the following:

(a)	A- (or better) by Fitch;

(b)	A- (or better) by S&P; or

(c)	A3 (or better) by Moody's.

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Revolving Credit Facility Agreement" means the EUR 1,000,000,000 revolving credit facility agreement dated on or around the date of this Agreement and entered into between, among others, the Company, the Original Borrower and ING Bank N.V. as agent.

"RFR" means the rate specified as such in the applicable Reference Rate Terms.

"RFR Banking Day" means any day specified as such in the applicable Reference Rate Terms.

"S&P" means Standard & Poor's Ratings Service.

"Sanctions" means any economic or financial sanctions or trade embargoes imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

"Sanctions Authority" means:

(a)	the US government (including the US Department of State, the US Department of Commerce and the US Department of the Treasury (including the Office of Foreign Assets Control));

(b)	the United Kingdom government (including H.M. Treasury, the Foreign, Commonwealth & Development Office and the Department for Business, Energy & Industrial Strategy);

(c)	the United Nations Security Council; or

(d)	the European Union (or any of its member states),

including, in each case, any other governmental institution or agency of the foregoing.

"Sanctions Permitted Action" means an action which, in relation to any applicable Sanctions, is licensed or otherwise authorised by each relevant Sanctions Authority, and provided that such action would not cause any Finance Party or member of the Group to be in breach of any Sanctions.

"Sanctions Restricted Person" means any person that is, or is owned or controlled (as such terms are interpreted in accordance with applicable Sanctions laws and regulations) by one or more persons that is, publicly designated by a Sanctions Authority to be the target of Sanctions.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

"Specified Time" means a day or time determined in accordance with Schedule 9 (Timetables).

"Subsidiary" means, in relation to any company, corporation or other legal entity (a "holding company"), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	in which a majority of the voting rights are held by the holding company, either alone or pursuant to an agreement with others;

(c)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(d)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body.

"T2" means the real time gross settlement system operated by the Eurosystem, or any successor system.

"TARGET Day" means any day on which T2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term Rate Currency" means:

(a)	euro; and

(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

"Term Rate Loan" means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.

"Term Reference Rate" means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

"Termination Date" means:

(a)	in relation to Facility A, the Final Facility A Termination Date;

(b)	in relation to Facility B, the date which is three years after the date of this Agreement; and

(c)	in relation to Facility C, the date which is three years after the date of this Agreement.

"Total Commitments" means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being EUR 4,000,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being EUR 3,000,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being EUR 300,000,000 at the date of this Agreement.

"Total Facility C Commitments" means the aggregate of the Facility C Commitments, being EUR 700,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Unilever Group" means Unilever PLC and its Subsidiaries.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a Lender's "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	the Agent's "cost of funds" is a reference to the average cost (determined either on an actual or a notional basis) which the Agent would incur if it were to fund, from whatever source(s) it may reasonably select, the amount referred to in paragraph (b) of Clause 28.4 (Clawback and pre-funding);

(v)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a "group of Lenders" includes all the Lenders;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is "continuing" if it has not been remedied or waived.

(e)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Parent.

(f)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(g)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 12 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(h)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 14 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

(i)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Currency symbols and definitions

"U.S.$", "USD" and "US Dollars" denote the lawful currency of the United States of America. "£", "GBP" and "sterling" denote the lawful currency of the United Kingdom. "€", "EUR" and "euro" denote the single currency of the Participating Member States.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Dutch terms

In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	"the Netherlands" means the European part of the Kingdom of the Netherlands and "Dutch" means in or of the Netherlands;

(b)	"works council" means each works council (ondernemingsraad) or central group works council (centrale of groepsondernemingsraad) having jurisdiction over that person;

(c)	"constitutional documents" means the deed of incorporation (akte van oprichting) and articles of association (statuten);

(d)	a "necessary action to authorise" where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii)	obtaining a positive or neutral advice (advies) from the competent works council(s) which, if conditional, contains conditions which can reasonably be complied with and would not cause a breach of any term of any Finance Document;

(e)	a "winding-up" includes a Dutch entity being declared bankrupt (failliet verklaard) and a "receiver" includes a curator;

(f)	a "suspension of payments" includes surseance van betaling and an "administrator" includes a bewindvoerder;

(g)	a "dissolution" includes a Dutch entity being dissolved (ontbonden);

(h)	"admits inability to pay its debts" includes giving notice to the Dutch tax authorities under Section 36(2) of the Dutch Invorderingswet 1990 or Section 60 of the Dutch Wet financiering sociale verzekeringen in conjunction with Section 36(2) of the Invorderingswet 1990;

(i)	"Security" or a "security interest" includes any mortgage (hypotheek), pledge (pandrecht), right of retention (recht van retentie), a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), a right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); and

(j)	an "attachment" includes a beslag.

SECTION 2

THE FACILITIES

2.	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a euro term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a euro term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Increase

(a)	The Parent may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 8.1 (Illegality); or

(B)	paragraph (a) of Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments relating to a Facility will be assumed by one or more Eligible Institutions (each an "Increase Lender") each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)	each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)	In the case of an increase of Commitments relating to Facility A, if the Termination Date in relation to Facility A has been extended pursuant to Clause 7.4 (Extension option – Facility A) prior to the relevant Increase Date, an Increase Lender shall confirm in its Increase Confirmation the Termination Date applicable to the Commitments which it is to assume.

(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a letter between the Parent and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors' Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions(including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents and making waiver requests under any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case that Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

2.5	Lender Affiliates and Facility Office

(a)	In respect of a Loan or Loans to a particular Borrower ("Designated Loans"), a Lender (a "Designating Lender") may at any time and from time to time designate (by written notice to the Agent and the Parent):

(i)	a substitute Facility Office from which it will make Designated Loans (a "Substitute Facility Office"); or

(ii)	nominate an Affiliate to act as the Lender of Designated Loans (a "Substitute Affiliate Lender").

(b)	A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 11 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c)	The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(d)	Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(e)	A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Parent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f)	If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause 2.5:

(i)	any Substitute Affiliate Lender shall be treated for the purposes of paragraph (d) of Clause 13.2 (Tax gross-up) as having become a Lender on the date of this Agreement; and

(ii)	the provisions of paragraph (c) of Clause 23.3 (Other conditions of assignment or transfer) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

3.	Purpose

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards:

(i)	refinancing financial indebtedness of the Group owed to the Unilever Group; and

(ii)	financing or refinancing the consideration payable to the Unilever Group in respect of the transfer of the assets and liabilities relating to, and the business to be carried on by, the Group in, Indonesia.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards financing or refinancing the consideration payable to the Unilever Group in respect of the India Transfer.

(c)	Each Borrower shall apply all amounts borrowed by it under Facility C towards general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Facility A Certain Funds Period) or Clause 4.6 (Utilisations during the Facility B Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	The Lenders will only be obliged to comply with Clause 6.4 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Facility C Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency at the Specified Time and on the Utilisation Date for that Facility C Loan;

(ii)	it is US Dollars, Sterling or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Facility C Loan; and

(iii)	there are Reference Rate Terms for that currency.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than one Facility A Loan would be outstanding;

(ii)	more than one Facility B Loan would be outstanding; or

(iii)	more than 15 Facility C Loans would be outstanding.

(b)	Any Facility C Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Facility A Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Facility A Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Facility A Certain Funds Utilisation if, on the date of the Utilisation Request in respect of Facility A and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Utilisation;

(ii)	all the Major Representations are true in all material respects; and

(iii)	no Lender has notified the Agent of an illegality event pursuant to Clause 8.1 (Illegality) (provided that any illegality event in respect of a Lender will not release any other Lender from its obligations under this Clause 4.5).

(b)	During the Facility A Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and subject as provided in Clause 8.2 (Change of Control), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Facility A Commitments;

(ii)	rescind, terminate or cancel this Agreement or Facility A or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Facility A Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Facility A Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Facility A Loan to the extent to do so would prevent or limit the making of a Facility A Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Facility A Certain Funds Utilisation, provided that immediately upon the expiry of the Facility A Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or made available for use during the Facility A Certain Funds Period.

4.6	Utilisations during the Facility B Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Facility B Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Facility B Certain Funds Utilisation if, on the date of the Utilisation Request in respect of Facility B and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Utilisation;

(ii)	all the Major Representations are true in all material respects; and

(iii)	no Lender has notified the Agent of an illegality event pursuant to Clause 8.1 (Illegality) (provided that any illegality event in respect of a Lender will not release any other Lender from its obligations under this Clause 4.6).

(b)	During the Facility B Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and subject as provided in Clause 8.2 (Change of Control), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Facility B Commitments;

(ii)	rescind, terminate or cancel this Agreement or Facility B or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Facility B Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Facility B Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Facility B Loan to the extent to do so would prevent or limit the making of a Facility B Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Facility B Certain Funds Utilisation, provided that immediately upon the expiry of the Facility B Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or made available for use during the Facility B Certain Funds Period.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery (by that Borrower or the Parent on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it identifies the Facility to be utilised;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(vi)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request to draw on Facility A or Facility B must be the Base Currency.

(b)	The currency specified in a Utilisation Request to draw on Facility C must be either the Base Currency or an Optional Currency.

(c)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of EUR 10,000,000 for Facility A, EUR 2,000,000 for Facility B, EUR 1,000,000 (or its equivalent amount in any Optional Currency) for Facility C, or in any case, if less, the Available Facility; or

(ii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)	The Facility C Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility C.

6.	Optional Currencies

6.1	Selection of currency

(a)	A Borrower (or the Parent on behalf of a Borrower) shall select the currency of a Facility C Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Facility C Loan made to it) in a Selection Notice.

(b)	If a Borrower (or the Parent on behalf of a Borrower) fails to issue a Selection Notice in relation to a Facility C Loan, it shall be deemed to have requested that the Loan will remain denominated for its next Interest Period in the same currency as that in which it is denominated, pursuant to paragraph (a) above, for its current Interest Period.

(c)	If a Borrower (or the Parent on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of a currency

If before the Specified Time:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

6.4	Change of currency

(a)	If a Facility C Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent's Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated, pursuant to this Clause 6.4, for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.6 (Agent's calculations).

(b)	If the Agent and the Borrower that has borrowed the Facility C Loan agree, the Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Facility C Loan is denominated, pursuant to this Clause 6.4, for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower's obligations under paragraph (a)(iii) above.

(c)	If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Facility C Loan for the first Interest Period) equal to the difference.

(d)	If paragraph (b) above applies and any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.5	Same Optional Currency during successive Interest Periods

(a)	If a Facility C Loan is to be denominated, pursuant to this Clause 6, in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Facility C Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility C Loan at the Agent's Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)	if the amount calculated is less than the existing amount of that Facility C Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Facility C Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Facility C Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Facility C Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent's Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.6	Agent's calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Repayment

7.1	Repayment of Facility A Loans

(a)	Each Borrower which has drawn a Facility A Loan shall repay that Loan on the Termination Date in relation to Facility A.

(b)	No Borrower may reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

(a)	Each Borrower which has drawn a Facility B Loan shall repay that Loan on the Termination Date in relation to Facility B.

(b)	No Borrower may reborrow any part of Facility B which is repaid.

7.3	Repayment of Facility C Loans

(a)	Each Borrower which has drawn a Facility C Loan shall repay that Loan on the Termination Date in relation to Facility C.

(b)	No Borrower may reborrow any part of Facility C which is repaid.

7.4	Extension option – Facility A

(a)	The Parent may, in its sole discretion, extend the Initial Facility A Termination Date for a further period of six Months (the "First Extended Termination Date") by giving notice (an “Extension Notice”) to the Agent not less than 30 days (and not more than 60 days) before the Initial Facility A Termination Date.

(b)	The Parent may, in its sole discretion, extend the First Extended Termination Date for a further period of six Months (the "Second Extended Termination Date") by giving a further Extension Notice to the Agent not less than 30 days (and not more than 60 days) before the First Extended Termination Date.

(c)	If an Extension Notice is given in accordance with paragraph (a) or (b) above, the Final Facility A Termination Date will be extended automatically in accordance with this clause without the requirement for consent by any Finance Party or other person, provided that the Parent has confirmed in the Extension Notice that on the date of the Extension Notice:

(i)	no Event of Default is continuing or would result from the proposed extension; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(d)	An Extension Notice served by the Parent pursuant to paragraph (a) or (b) above shall be irrevocable.

(e)	For the avoidance of doubt, no Extension Notice shall extend the Final Facility A Termination Date beyond the Second Extended Termination Date.

(f)	The Agent shall promptly notify each Lender of any such Extension Notice delivered pursuant to paragraph (a) or (b) above.

(g)	The Parent shall pay to the Agent (for the account of each Lender):

(i)	in respect of the extension exercised under paragraph (a) above, a fee equal to 0.075 per cent. of each Lender's Facility A Commitment as at the Initial Facility A Termination Date, payable on the Initial Facility A Termination Date; and

(ii)	in respect of the extension exercised under paragraph (b) above, a fee equal to 0.10 per cent. of each Lender's Facility A Commitment as at the First Extended Termination Date, payable on the First Extended Termination Date.

8.	Prepayment and cancellation

8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Parent (other than as a result of the Listing Reorganisation), then:

(i)	the Parent shall promptly notify the Agent upon becoming aware of that event; and

(ii)	if a Lender so requires and notifies the Agent within 20 days of the Parent notifying the Agent of the event, the Agent shall, by not less than 15 Business Days' notice to the Parent, cancel each Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, any Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

(b)	For the purpose of paragraph (a) above, "control" means the possession, directly or indirectly, of the power to (A) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent, (B) appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent, or (C) give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply.

(c)	For the purpose of paragraph (a) above, "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

8.3	Mandatory prepayment – Applicable Proceeds

(a)	For the purposes of this Clause 8.3:

"Applicable Proceeds" means Debt Issuance Proceeds and Equity Issuance Proceeds.

"Debt Issuance" means any private placement, bond, note, debt security or other debt capital markets instrument or security issued in the international or domestic debt capital markets, in each case, issued after the date of this Agreement by the Borrower or any other member of the Group to any person outside the Group but excluding any financial indebtedness:

(i)	incurred under the Finance Documents or under the Revolving Credit Facility Agreement;

(ii)	raised solely for the purposes of refinancing any existing indebtedness which is outstanding on the date of the Agreement for the same or a lower amount; and

(iii)	incurred under any instrument (including, without limitation, a revolving credit, ancillary, working capital facility, an uncommitted money market facility or the U.S. and euro commercial paper programs) of any member of the Group for liquidity, working capital or treasury cash management purposes.

"Debt Issuance Proceeds" means the cash proceeds received after the date of this Agreement by (or on behalf of) any member of the Group in respect of any Debt Issuance after deducting:

(i)	any reasonable and documented costs, expenses and fees that are incurred by any member of the Group with respect to that Debt Issuance to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by any member of the Group in connection with that Debt Issuance (as reasonably determined by the relevant member of the Group, on the basis of existing rates and taking into account any available credit, deduction or allowance).

"Equity Issuance" means the issue or sale (whether by way of flotation on any recognised stock exchange, rights issue, public offer, private placement or otherwise) by any member of the Group to any person other than a member of the Group of:

(i)	any share or stock (whether ordinary or preference and whether or not redeemable) or other equity securities or membership interests; or

(ii)	any other instrument convertible into any share or stock (whether ordinary or preference and whether or not redeemable) or other equity securities,

in each case other than:

(A)	arising from the Listing Reorganisation;

(B)	by way of an undocumented accelerated bookbuild offering; and

(C)	in connection with the grant of management and/or employee stock options, stock ownership plans or other equity incentive or compensation plans.

"Equity Issuance Proceeds" means the cash proceeds received by (or on behalf of) any member of the Group in respect of any Equity Issuance after deducting:

(i)	any reasonable and documented costs, expenses and fees that are incurred by any member of the Group with respect to that Equity Issuance to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by any member of the Group in connection with that Equity Issuance (as reasonably determined by the relevant member of the Group, on the basis of existing rates and taking into account any available credit, deduction or allowance).

(b)	The Parent shall apply any Applicable Proceeds:

(i)	first, in prepayment of the Facility A Loan (if any) then outstanding; and

(ii)	thereafter in cancellation of the Available Commitments under Facility A,

and any prepayment pursuant to paragraph (i) above shall be made within five Business Days of receipt of the Applicable Proceeds by the relevant member of the Group.

(c)	Any cancellation pursuant to paragraph (b)(ii) above shall take effect on the date on which the Parent notifies the Agent of the receipt of the Applicable Proceeds (which notification shall be made by the Parent immediately upon receipt of the Applicable Proceeds by the relevant member of the Group).

(d)	A prepayment pursuant to this Clause shall be applied pro rata to each Lender's participation in the Facility A Loan and the Lenders and any cancellation pursuant to this Clause 8.3 shall reduce the Facility A Commitments of the Lenders rateably.

8.4	Mandatory prepayment – Demerger, Listing Reorganisation and India Transfer

(a)	For the purpose of this Clause 8.4:

"Demerger Longstop Date" means the date falling five Business Days following the first Utilisation Date in respect of any Facility.

"Failed Listing Date" means the date falling ten Business Days after the first Utilisation Date in respect of any Facility.

(b)	If the Demerger Date does not occur on or prior to the Demerger Longstop Date:

(i)	the Parent shall promptly notify the Agent; and

(ii)	the Original Borrower shall repay all outstanding Loans within one Business Day of the Demerger Longstop Date.

(c)	If the Demerger Date occurs on or prior to the Demerger Longstop Date but the Listing Reorganisation Date does not occur on or prior to the Failed Listing Date:

(i)	the Parent shall promptly notify the Agent; and

(ii)	the Original Borrower shall repay all outstanding Loans within 30 days of the Failed Listing Date.

(d)	The Facilities will be immediately cancelled and shall immediately cease to be available for further utilisation upon the earlier of:

(i)	the Listing Reorganisation Long-Stop Date, if by such date the Demerger Date and the Listing Reorganisation Date have not occurred; and

(ii)	the date of announcement by Unilever PLC that it has permanently withdrawn from, and no longer intends to pursue, each of the Demerger and Listing Reorganisation.

(e)	If the Facilities have been cancelled pursuant to paragraph (d) above, the Borrowers shall repay all outstanding Loans within 30 days of the date of such cancellation.

(f)	Facility B will be immediately cancelled and shall immediately cease to be available for further utilisation upon the date on which the Parent notifies the Agent in writing (which notification shall be provided as soon as reasonably practicable after the relevant abandonment) that the Parent or Unilever PLC (or any of their Affiliates), as the case may be, has permanently abandoned and will not or cannot consummate the India Transfer.

(g)	If Facility B has been cancelled pursuant to paragraph (f) above, the Borrowers shall repay any outstanding Facility B Loans within 30 days of the date of such cancellation.

8.5	Voluntary prepayment of Facility A Loans

(a)	A Borrower to which a Facility A Loan has been made may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of EUR 10,000,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period for Facility A (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any amounts prepaid under Facility A Loans may not subsequently be redrawn.

8.6	Voluntary prepayment of Facility B Loans

(a)	A Borrower to which a Facility B Loan has been made may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; prepay the whole or any part of any Facility B Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility B Loan by a minimum amount of EUR 2,000,000).

(b)	Any amounts prepaid under Facility B Loans shall be made with accrued interest on the amount prepaid and, subject to breakage costs (in respect of Term Rate Loans only), without premium or penalty.

(c)	Any amounts prepaid under Facility B Loans may not subsequently be redrawn.

8.7	Voluntary prepayment of Facility C Loans

(a)	A Borrower to which a Facility C Loan has been made may, if it gives the Agent not less than:

(i)	in the case of a Term Rate Loan, five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice; or

(ii)	in the case of a Compounded Rate Loan, five RFR Banking Days' (or such shorter period as the Majority Lenders and the Agent may agree) prior notice,

prepay the whole or any part of any Facility C Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility C Loan by a minimum amount of EUR 2,000,000 (for Loans in Euro), GBP 2,000,000 (for loans in Sterling) and USD 2,000,000 (for Loans in US Dollars).

(b)	Any amounts prepaid under Facility C Loans shall be made with accrued interest on the amount prepaid and, subject to breakage costs (in respect of Term Rate Loans only), without premium or penalty.

(c)	If, in any 12 Month period, a Borrower makes more than four voluntary prepayments of Compounded Rate Loans on a day other than on the last day of an Interest Period, that Borrower shall, for each such additional prepayment within a 12-Month period, pay an amount calculated and set out in reasonable detail by the Agent, to compensate it for its reasonable costs and expenses properly incurred in administering or giving effect to such prepayment.

(d)	Any amounts prepaid under Facility C Loans may not subsequently be redrawn.

8.8	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Parent under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender,

the Parent may, on five Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

(g)

(i)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

8.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty except that no Break Costs shall be payable on any prepayment pursuant to Clause 8.3 (Mandatory prepayment - Applicable Proceeds).

(c)	No Borrower may reborrow any part of a Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

(g)	If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.10	Application of prepayments

Any prepayment of a Loan pursuant to Clause 8.5 (Voluntary prepayment of Facility A Loans), Clause 8.6 (Voluntary prepayment of Facility B Loans) or Clause 8.7 (Voluntary prepayment of Facility C Loans) shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	Interest

9.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Term Reference Rate.

9.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

9.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent per annum and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notifications

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Term Rate Loan.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)	the relevant Borrower of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the relevant Borrower of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 11.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 11.4 (Cost of funds) applies.

(e)	This Clause 9.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

10.	Interest Periods

10.1	Selection of Interest Periods

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of a Borrower) to which that Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be the period specified in the applicable Reference Rate Terms.

(d)	Subject to this Clause 10, a Borrower (or the Parent) may select an Interest Period of any period specified in the applicable Reference Rate Terms or of any other period agreed between the Parent, the Agent and all the Lenders in relation to the relevant Loan.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	No Interest Period shall be longer than six Months.

10.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

10.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans under the same Facility in the same currency made to the same Borrower; and

(ii)	end on the same date,

those Loans will, unless that Borrower (or the Parent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan under the relevant Facility on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Parent on its behalf) requests in a Selection Notice that a Loan under a Facility be divided into two or more Loans under the same Facility, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

11.	Changes to the calculation of interest

11.1	Interest calculation if no Primary Term Rate

(a)	Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)	Cost of funds: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate then if “Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan, Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)	before the Reporting Time for that Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

(a)	If this Clause 11.4 applies to a Loan for an Interest Period, neither Clause 9.1 (Calculation of interest – Term Rate Loans) nor Clause 9.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)	If this Clause 11.4 applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

(d)	If this Clause 11.4 applies pursuant to Clause 11.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	If this Clause 11.4 applies the Agent shall, as soon as is practicable, notify the Parent.

11.5	Break Costs

(a)	If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

12.	Fees

12.1	Commitment Fee

(a)	Subject to paragraph (b) below, the Parent shall, in relation to each Facility, pay to the Agent (for the account of each Lender) a commitment fee (the “Commitment Fee”) in the Base Currency computed at the rate per annum set out below of the applicable Margin on that Lender’s Available Commitment under that Facility for the relevant time period as set out below:

(i)	from (and including) the date of this Agreement to (but excluding) the date falling three Months after the date of this Agreement, zero per cent.;

(ii)	from (and including) the date falling three Months after the date of this Agreement to (but excluding) the date falling four Months after the date of this Agreement, 20 per cent.; and

(iii)	from (and including) the date falling four Months after the date of this Agreement; to (and including) the last day of the relevant Availability Period, 35 per cent.

(b)	Notwithstanding paragraph (a) above, the Commitment Fee (without double counting with the applicable rate set out in paragraph (a) above) shall, from (and including) the Demerger Date to (and including) the last day of the relevant Availability Period, be computed at the rate per annum of 35 per cent. of the applicable Margin on that Lender’s Available Commitment under that Facility for the relevant Availability Period.

(c)	The accrued Commitment Fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment under the relevant Facility at the time the cancellation is effective.

(d)	No Commitment Fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Upfront fee

The Parent shall pay to the Arranger an upfront fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Extension fee

If the Parent extends the Initial Facility A Termination Date or the First Extended Termination Date, they shall pay to the Agent (for the account of each Lender), a fee calculated in accordance with paragraph (g) of Clause 7.4 (Extension option – Facility A).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax gross-up and indemnities

13.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	able (other than by reason of being a Treaty Lender) to receive such interest payments in respect of that advance from the relevant Obligor without any Tax Deduction being imposed under the laws of the Netherlands (including, for the avoidance of doubt, by virtue of any applicable relief or exemption); or

(b)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the Netherlands through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(c)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain full exemption from taxation imposed by the Netherlands on interest payable to that Lender in respect of an advance under a Finance Document, subject to the completion of procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Netherlands which makes provision for full exemption from tax imposed by the Netherlands on interest.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the Netherlands, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (i) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	Each Original Lender confirms to the Parent by entering into this Agreement that it is a Qualifying Lender.

(i)	Each Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out pursuant to:

(i)	(in the case of an Original Lender) paragraph (h) above; or

(ii)	(in the case of a Lender which is not an Original Lender) Clause 13.5 (Lender status confirmation) below.

13.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 13.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in the Value Added Tax Act 1994, Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction other than the United Kingdom or a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

13.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Agent and the Agent shall notify the other Finance Parties.

14.	Increased Costs

14.1	Increased Costs

(a)	Subject to Clause 14.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with any Regulatory Capital Requirements.

(b)	In this Agreement:

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”, including “Basel III: Finalising post-crisis reforms” published in December 2017.

“EU CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”); and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD4”).

“EU CRD V” means:

(i)	Regulation (EU) No 2019/876 of the European Parliament and of the Council of 20 May 2019 amending CRR and Regulation (EU) No 648/2012 (“CRR2”); and

(ii)	Directive (EU) 2019/878 of the European Parliament and of the Council of 20 May 2019 amending CRD4 (“CRD5”).

“EU CRD VI” means:

(i)	Regulation (EU) No 2024/1623 of the European Parliament and of the Council of 31 May 2024 amending CRR; and

(ii)	Directive (EU) 2024/1619 of the European Parliament and of the Council of 31 May 2024 amending CRD4.

“EU Regulatory Capital Requirements” means EU CRD IV, EU CRD V and EU CRD VI.

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“Regulatory Capital Requirements” means Basel III, any EU Regulatory Capital Requirements or any UK Regulatory Capital Requirements or any law or regulation that implements or applies Basel III, any EU Regulatory Capital Requirements or any UK Regulatory Capital Requirements.

“UK Regulatory Capital Requirements” means:

(i)	CRR and CRR2 as they form part of domestic law of the United Kingdom;

(ii)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the WAA) implemented CRD4 and CRD5 and their respective implementing measures;

(iii)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV and EU CRD V as it forms part of domestic law of the United Kingdom;

(iv)	any law or regulation which amends, supplements, replaces or restates any law or regulation specified in paragraphs (i) to (iii) above; and

(v)	any law or regulation which otherwise implements or is related to the implementation of Basel III or any other regulatory capital requirement in the United Kingdom.

“WAA” means the European Union (Withdrawal Agreement) Act 2020.

“Withdrawal Act” means the European Union (Withdrawal) Act 2018.

14.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 13.1 (Definitions).

15.	Other indemnities

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

15.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.4 (Change of currency);

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.	Mitigation by the Lenders

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	Costs and expenses

17.1	Transaction expenses

The Parent shall promptly on demand pay to the Agent and the Arranger the amount of all costs and expenses (including pre-agreed legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 28.10 (Change of currency),

the Parent shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Parent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	Guarantee and indemnity

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	Representations

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets which would reasonably be expected to have a Material Adverse Effect.

19.4	Power and authority

Subject to the Legal Reservations, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Event of Default is continuing or would result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

19.10	No misleading information

(a)	Any written factual information provided by any member of the Group for the purposes of the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

19.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	The Original Financial Statements fairly present the financial condition of the Ice Cream Business during the relevant financial year and the results of operations of the Ice Cream Business as at the end of and for the relevant financial year.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency which would reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries.

19.14	Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption and anti-money laundering laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.15	Sanctions

(a)	No Obligor is engaged in any transaction, activity or conduct that could reasonably be expected to result in it being a Sanctions Restricted Person.

(b)	The Parent has implemented and maintains policies and procedures designed to ensure compliance by the Parent and each other Obligor with applicable Sanctions.

19.16	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period;

(b)	the date of each notice given under paragraph (a) or (b) of Clause 7.4 (Extension option – Facility A); and

(c)	in the case of an Additional Obligor, the day on which the company becomes (and on which it is proposed that the company becomes) an Additional Obligor.

20.	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

(a)	On and following the Listing Reorganisation Date, the Parent shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 180 days after the end of the relevant financial year:

(A)	the audited consolidated financial statements of ListCo for that financial year; and

(B)	the financial statements (audited if prepared but otherwise unaudited) of each Obligor other than ListCo; and

(ii)	as soon as the same become available, but in any event within 90 days after the end of its financial half year, the consolidated financial statements of ListCo for that financial half year.

(b)	The Parent shall supply to the Agent in sufficient copies for all the Lenders as soon as they become available the carve out financial statements for the Ice Cream Business for the financial half year ended 30 June 2025.

20.2	Material Subsidiaries

The Parent shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i)(A) of Clause 20.1 (Financial statements), a list of Material Subsidiaries as at the end of that financial year and by reference to such financial statements.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Parent pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the Parent as fairly presenting its (or, as the case may be, the Group’s consolidated or the Ice Cream Business’ (as applicable)) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Parent shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using IFRS.

20.4	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which would have a Material Adverse Effect;

(d)	as soon as reasonably practicable, if applicable, details of Unilever PLC’s permanent withdrawal from each of the Demerger and Listing Reorganisation;

(e)	notification of the occurrence of the Demerger Date (by the Parent or its counsel on its behalf) and the Listing Reorganisation Date; and

(f)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Direct electronic delivery by Parent

The Parent may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly in accordance with Clause 30.6 (Electronic communication) by posting such information on its electronic website.

20.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

(e)	Promptly following a request therefor, the Obligors shall provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

21.	General undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	on the request of the Agent, supply a certified copy to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Anti-corruption and anti-money laundering law

Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws and anti-money laundering laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.4	Negative pledge

In this Clause 21.4, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any netting or set-off arrangement entered into or Security created by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting, set-off arrangement, cash collateral arrangement or margin posting, in each case pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security or Quasi-Security arising under articles 24 or 25 of the General Terms and Conditions (Algemene Bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to general terms and conditions;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(vii)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(viii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)	any Security or Quasi-Security over bank accounts arising by operation of law or under the relevant financial institution’s standard terms and conditions;

(x)	any Security or Quasi-Security over documents of title and goods arising in the ordinary course of bank guarantee, letter of credit and other similar transactions entered into in the ordinary course of business;

(xi)	any Security or Quasi-Security arising as a result of any cash cover provided in relation to any counter-indemnity, guarantee or letter of credit or any similar arrangements entered into in respect of any bond, bank guarantee or letter of credit, provided that the Financial Indebtedness incurred or arising in respect of such bond, bank guarantee or letter of credit is not prohibited by this Agreement;

(xii)	any Security or Quasi-Security arising under any sale, factoring or discounting of receivables which is solely over the asset or assets the subject of that arrangement (including bank accounts established solely for the purposes of any such transaction and contracts, guarantees or other obligations in respect of such receivables);

(xiii)	any Security or Quasi-Security arising as a result of legal proceedings discharged within 90 days or otherwise contested in good faith by appropriate proceedings;

(xiv)	any Security over rental deposits arising in the ordinary course of trading in respect of any property leased or licenced;

(xv)	any Security or Quasi-Security arising under any forward sale or purchase, sale and sale back or sale and leaseback agreement up to an aggregate amount of EUR150,000,000 (or its equivalent in another currency or currencies) at any time; or

(xvi)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (xv) above) does not exceed the higher of EUR 300,000,000 (or its equivalent in another currency or currencies) and 5 per cent. of Consolidated Total Assets at any time.

21.5	Disposals

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will), whether in a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary, sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(iii)	of any asset by a member of the Group made by any member of the Group to another member of the Group;

(iv)	of obsolete or redundant assets;

(v)	of cash or cash equivalent investments;

(vi)	of shares pursuant to management and employee share option schemes or pursuant to share buyback arrangements;

(vii)	by way of dividend or other distribution to its shareholders from its distributable reserves;

(viii)	which is a lease or licence of property (including intellectual property to the extent not prohibited by this Agreement) in the ordinary course of business;

(ix)	arising as a result of any Security or Quasi-Security not prohibited under this Agreement;

(x)	on arm’s length terms of receivables to the extent they are sold on a non-recourse basis;

(xi)	arising as a result of the Listing Reorganisation; or

(xii)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (xi) above) does not exceed the higher of EUR 500,000,000 (or its equivalent in another currency or currencies) and 9 per cent. of Consolidated Total Assets in any financial year.

21.6	Merger

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction except with one or more other members of the Group on a solvent basis provided that the relevant Obligor is the surviving entity or otherwise with the consent of the Majority Lenders.

(b)	Paragraph (a) above does not apply to:

(i)	the Listing Reorganisation; and

(ii)	any sale, lease, transfer or other disposal permitted pursuant to Clause 21.5 (Disposals).

21.7	Financial indebtedness

(a)	No member of the Group (other than any Obligor) may incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness under finance leases of vehicles, plant, equipment or computers;

(iii)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition;

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(v)	Financial Indebtedness between a member of the Group and one or more other members of the Group;

(vi)	Financial Indebtedness arising under any cash management or cash pooling arrangements entered into in the ordinary course of its banking arrangements for the purpose of netting balances of members of the Group (or any similar or equivalent arrangements);

(vii)	any counter-indemnity obligation and associated Financial Indebtedness in respect of any guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution for an obligation of any member of the Group provided in the ordinary course of business;

(viii)	any Financial Indebtedness arising under any overdraft, bilateral, working capital, current account, letter of credit, foreign exchange, BACS, SWIFT and/or other similar facilities entered into in the ordinary course of business up to a maximum outstanding principal amount not exceeding EUR 100,000,000 (or its equivalent in another currency or currencies) in aggregate at any time; or

(ix)	Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness not permitted under the preceding paragraphs) in aggregate does not exceed the higher of EUR 300,000,000 (or its equivalent in another currency or currencies) and 5 per cent. of the Consolidated Total Assets at any time.

21.8	Change of business

(a)	Subject to paragraph (b) below, the Parent shall procure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on at the date of this Agreement.

(b)	Paragraph (a) above does not apply to the Listing Reorganisation.

21.9	Sanctions

(a)	No Obligor shall directly or, to the knowledge of that Obligor, indirectly use any monies advanced under any Facility or lend, contribute or otherwise make available such monies to any Subsidiary or other person where the purpose of such monies being used, lent, contributed or otherwise made available is to fund or facilitate any activity that would at that time be in breach of applicable Sanctions (other than where such action is a Sanctions Permitted Action).

(b)	Each Obligor shall take reasonable steps to ensure that it will not directly or indirectly fund all or any part of a payment to a Finance Party out of proceeds derived from any business or transaction which is prohibited by applicable Sanctions (other than where such action is a Sanctions Permitted Action).

(c)	The Parent shall (and shall procure that each other member of the Group will) implement and maintain appropriate policies and procedures to prevent any action being taken which would be contrary to paragraph (a) or (b) above.

(d)	Subject to paragraph (e) below, any provision of this Clause 21.9 or Clause 19.15 (Sanctions) shall not apply to or in favour of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law (a “Blocked Provision”).

(e)	Paragraph (d) shall not apply to any Finance Party who has given written notice to the Agent and the Parent that paragraph (d) shall not apply to it, in which case, the Obligors shall comply with the Blocked Provisions for the benefit of such Finance Parties.

(f)	The Commitments of any Finance Party which does not have the benefit of a Blocked Provision (in whole or in part) as result of a notice delivered pursuant to paragraph (e) above will be excluded for the purposes of determining whether the consent of the Lenders or Majority Lenders has been obtained or whether a determination or direction of the Lenders or Majority Lenders has been made in connection with any amendment, waiver, determination or direction relating to that Blocked Provision (insofar as any Blocking Law is relevant to that determination).

(g)	For the purposes of this Clause 21.9, “Blocking Law” means:

(i)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);

(ii)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom; or

(iii)	section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).

21.10	Condition subsequent

The Company shall procure that, within five Business Days of the Listing Reorganisation Date, ListCo accedes as an Additional Guarantor in accordance with Clause 24.4 (Additional Guarantors).

22.	Events of Default

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.11 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.2	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Parent and (B) the Parent becoming aware of the failure to comply.

22.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to a misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Parent and (B) the Parent becoming aware of the circumstances giving rise to that misrepresentation.

22.4	Cross default

(a)	Any Financial Indebtedness of any Material Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Material Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Material Company is cancelled or suspended by a creditor of any Material Company as a result of an event of default (however described).

(d)	Any creditor of any Material Company becomes entitled to declare any Financial Indebtedness of any Material Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.4:

(i)	in respect of any derivative transaction as a result of an event of default (however described) with respect to the counterparty or a credit support provider for, or specified entity of, the counterparty, rather than with respect to a member of the Group;

(ii)	in respect of any Financial Indebtedness where the obligation to pay that Financial Indebtedness is being disputed in good faith and on reasonable grounds and where the relevant Material Company demonstrates to the reasonable satisfaction of the Agent (acting on the instructions of the Majority Lenders) that it is taking appropriate legal or other action; or

(iii)	if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 75,000,000 (or its equivalent in any other currency or currencies).

22.5	Insolvency

(a)	Any Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Material Company.

22.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any Material Company which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Company which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(d)	enforcement of any Security over any assets of any Material Company with a value in excess of EUR 20,000,000 (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

This Clause 22.6 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 15 Business Days of commencement.

22.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Material Company having an aggregate value in excess of EUR 20,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 20 Business Days.

22.8	Ownership of the Obligors

An Obligor (other than, prior to (and excluding) the ListCo Accession Date, the Company and on and following the ListCo Accession Date, ListCo) is not or ceases to be a Subsidiary of the Parent.

22.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.10	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)	cancel each Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

23.	Changes to the Lenders

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Parent consent

(a)	The consent of the Parent is required for an assignment, transfer or sub-participation by an Existing Lender, unless the assignment, transfer or sub-participation is:

(i)	to another Lender or an Affiliate of any Lender;

(ii)	in the case of a sub-participation, there is no transfer of voting rights or the right to consent to any amendments or waivers in respect of the Finance Documents; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Parent to an assignment, transfer or sub-participation must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time. For the avoidance of doubt, it shall not be deemed unreasonable for the Parent to withhold consent if a New Lender does not have a Requisite Rating.

23.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,500.

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Parent consent) and Clause 23.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.7	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Parent consent) and Clause 23.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 23.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Parent consent) and Clause 23.3 (Other conditions of assignment or transfer).

23.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.10	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) or any assignment pursuant to Clause 23.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.	Changes to the Obligors

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (“Know your customer” checks), the Parent may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	it is incorporated in the Netherlands or otherwise if all Lenders approve the addition of that Subsidiary;

(ii)	the Parent delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.3	Resignation of a Borrower

(a)	The Parent may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (“Know your customer” checks), the Parent may request that any of its Subsidiaries or ListCo become an Additional Guarantor. That Subsidiary or ListCo shall become an Additional Guarantor if:

(i)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.5	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the Additional Obligor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Company or ListCo) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(ii)	all the Lenders have consented to the Parent’s request.

SECTION 10

THE FINANCE PARTIES

25.	Role of the Agent and the Arranger

25.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. If the relevant Finance Document stipulates the matter is a decision for the Majority Lenders or a Lender or group of Lenders, the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and the Parent.

(f)	If the Agent is aware of the non-payment of any principal, interest, Commitment Fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties and the Parent.

(g)	The Agent shall provide to the Parent, within three Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments and the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts, provided that if the Agent claims or proposes to claim reimbursement for the costs of doing so from any Obligor in accordance with any other provision of this Agreement, it shall (except in respect of a demand issued pursuant to Clause 17.3 (Enforcement Costs)) first agree the amount of such cost with the Parent (acting reasonably).

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary, provided that if the Agent claims or proposes to claim reimbursement for the costs of doing so from any Obligor in accordance with any other provision of this Agreement, it shall first agree the amount of such cost with the Parent (acting reasonably).

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if the performance of such duties are outside of the usual day-to-day course of acting as an agent and (acting reasonably) and it has reasonable grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the same jurisdiction as its existing office as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the same jurisdiction as the retiring Agent).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 13.8 (FATCA information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 13.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the same jurisdiction as the retiring Agent).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

(a)	Subject to Clause 23.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Contact details) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Amounts paid in error

(a)	If the Agent pays an amount to another Party and within five Business Days of the date of payment the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 25.18 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)	All payments to be made by a Party to the Agent (whether made pursuant to this Clause 25.18 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Finance Party which the Agent determines (in its sole discretion) was made in error.

26.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	Sharing among the Finance Parties

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	Payment mechanics

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and pre-funding), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Parent of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 25.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 28.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

28.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

30.2	Contact details

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post, postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Contact details), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and email address

Promptly upon changing its address or email address, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.6.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	Calculations and certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out in reasonable detail the basis of calculation of that rate or amount and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	No director, officer, employee or other representative of an Obligor shall incur personal liability by signing any notice, certificate or document in connection with any Finance Document. Any director, officer or other representative of an Obligor may, subject to Clause 1.4 (Third party rights) and the Third Parties Act, rely on this paragraph (b).

31.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

32.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and waivers

34.1	Required consents

(a)	Subject to Clause 34.2 (All Lender matters) and Clause 34.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)	Paragraph (c) of Clause 23.10 (Pro rata interest settlement) shall apply to this Clause 34.

34.2	All Lender matters

Subject to Clause 34.4 (Changes to reference rates) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 8.1 (Illegality), Clause 8.2 (Change of control), Clause 8.4 (Mandatory prepayment – Demerger, Listing Reorganisation and India Transfer), Clause 8.10 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 39 (Governing law) or Clause 40.1 (Jurisdiction);

(i)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity); or

(j)	the definition of “Sanctions”, “Sanctions Authority” or “Sanctions Restricted Person” in Clause 1.1 (Definitions), Clause 19.15 (Sanctions) or Clause 21.9 (Sanctions),

shall not be made without the prior consent of all the Lenders.

34.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger, as the case may be.

34.4	Changes to reference rates

(a)	Subject to Clause 34.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or (b) above within 15 Business Days (or such longer time period in relation to any request which the Parent and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 34.4:

“Published Rate” means:

(a)	the Primary Term Rate for any Quoted Tenor; or

(b)	an RFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)	in the case of the Primary Term Rate for any Quoted Tenor for euro, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or the economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

34.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 34.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.6	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.7	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of that Facility, to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Parent and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34.7 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than five Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

35.	Confidential Information

35.1	Confidentiality

(a)	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	Nothing in this Clause 35 shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Parent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 39 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Parent represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.8	Annex IV of Directive 2011/16/EU

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

36.	Confidentiality of Funding Rates

36.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 9.5 (Notifications); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

(d)	Nothing in this Clause 36 shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

36.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.8.

37.	Bail-In

37.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

37.2	Bail-in definitions

In this Clause 37:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

38.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	Enforcement

40.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Magnum ICC UK R&D Ltd of Port Sunlight, Wirral, Merseyside, United Kingdom, CH62 4ZD as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Name of Original Lender	Facility A Commitment (€)	Facility B Commitment (€)	Facility C Commitment (€)
BNP Paribas	13,636,363.65	1,363,636.35	3,181,818.20
BNP Paribas Fortis SA/NV	259,090,909.35	25,909,090.65	60,454,545.80
Bank of America Europe Designated Activity Company	272,727,273.00	27,272,727.00	63,636,364.00
Banco Bilbao Vizcaya Argentaria, S.A., London Branch	272,727,273.00	27,272,727.00	63,636,364.00
Citibank Europe, PLC	272,727,273.00	27,272,727.00	63,636,364.00
Deutsche Bank Luxembourg S.A.	272,727,273.00	27,272,727.00	63,636,364.00
Goldman Sachs Bank USA	272,727,273.00	27,272,727.00	63,636,364.00
HSBC Continental Europe	272,727,273.00	27,272,727.00	63,636,364.00
ING Bank N.V.	272,727,272.00	27,272,728.00	63,636,364.00
JPMorgan Chase Bank, N.A., London Branch	272,727,272.00	27,272,728.00	63,636,362.00
Mizuho Bank, Ltd.	272,727,273.00	27,272,727.00	63,636,364.00
Morgan Stanley Bank, N.A.	272,727,272.00	27,272,728.00	63,636,362.00
Total	3,000,000,000.00	300,000,000.00	700,000,000.00

Schedule 2
Conditions precedent

Part I
Conditions precedent to initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	An up-to-date extract from the Dutch trade register (handelsregister) relating to each Original Obligor incorporated in the Netherlands.

(c)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	If applicable, a copy of:

(i)	a request for advice from the central works council and interim project group, the latter currently acting as the interim employee representative body of FinCo, in respect of the transactions contemplated by the Finance Documents to which it becomes a party; and

(ii)	a positive or neutral advice (advies) from the combined central works council and interim project group of FinCo which, if conditional, contains conditions which can reasonably be complied with and would not cause a breach of any term of any Finance Document.

(f)	A certificate of the Company (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)	A certificate of the relevant Original Obligor (signed by an authorised signatory) certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Allen Overy Shearman Sterling LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Allen Overy Shearman Sterling LLP, legal advisers to the Arranger and the Agent in the Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 40.2 (Service of process) has accepted its appointment.

(b)	The Original Financial Statements.

(c)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Part II
Conditions precedent required to be
delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	An up-to-date extract from the Dutch trade register (handelsregister) relating to each Additional Obligor incorporated in the Netherlands.

4.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

7.	If applicable, a copy of a resolution by the supervisory board of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

8.	If the Additional Obligor is incorporated in the Netherlands and only if applicable, a copy of:

(a)	a request for advice from the works council of the Additional Obligor incorporated in the Netherlands in respect of the transactions contemplated by the Finance Documents to which it becomes a party; and

(b)	a positive or neutral advice (advies) from the works council of the Additional Obligor incorporated in the Netherlands which, if conditional, contains conditions which can reasonably be complied with and would not cause a breach of any term of any Finance Document.

9.	A certificate of the Additional Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

10.	A certificate of the Additional Obligor (signed by an authorised signatory) certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

11.	If available, the latest audited financial statements of the Additional Obligor.

12.	A legal opinion of the legal advisers to the Arranger and the Agent in England.

13.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

14.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

Schedule 3
Requests

Part I
Utilisation Request

From:	[Borrower] / [Parent]

To:	[Agent]

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                   ] Facilities Agreement dated [                   ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility[1]

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [or, to the extent applicable, [Clause 4.5 (Utilisations during the Facility A Certain Funds Period)] / [Clause 4.6 (Utilisations during the Facility B Certain Funds Period)] of the Agreement] is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

* Delete as appropriate.

1 WARNING: Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any utilisation requested by a Dutch borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.

authorised signatory for
[name of relevant Borrower] / [name of Parent]

Part II

Selection Notice

From:	[Borrower] / [Parent]

To:	[Agent]

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                             ] Facilities Agreement dated [                          ] (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B]/[C] Loan[s] in [identify currency] with an Interest Period ending on [________].*

3.	[We request that the above Facility [A]/[B]/[C] Loan[s] be divided into [________] Facility [A]/[B]/[C] Loans with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility [A]/[B]/[C] Loan[s] is [________]].***

4.	[We request that the above Facility C Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [ ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account]].] ****

5.	This Selection Notice is irrevocable.

authorised signatory for
[the Parent on behalf of]
[name of relevant Borrower]

*	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.
***	Use this option if sub-division is not required.
***	Delete this option unless in relation to Facility C.

Schedule 4

Form of Transfer Certificate2

To:	[________] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                           ] Facilities Agreement dated [                        ] (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.6 (Procedure for transfer) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.6 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [________].

(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Contact details) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[3]

[2]	The Agent and the Existing Lender should seek confirmation from Dutch counsel that the transfer will not contravene Section 3:5 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) if the value of the rights acquired by the New Lender is less than €100,000 or, if the competent authority has published its interpretation of the term 'public' as referred to in article 4.1.(1) of Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, such other minimum amount as may be required for the New Lender not to be considered part of the public under such interpretation.
[3]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[________].

[Agent]

By:

Schedule 5

Form of Assignment Agreement4

To:	[________] as Agent and [________] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                   ] Facilities Agreement dated [                      ] (the "Agreement")

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.7 (Procedure for assignment) of the Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[5]

3.	The proposed Transfer Date is [________].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Contact details) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

[4]	The Agent and the Existing Lender should seek confirmation from Dutch counsel that the transfer will not contravene Section 3:5 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) if the value of the rights acquired by the New Lender is less than €100,000 or, if the competent authority has published its interpretation of the term 'public' as referred to in article 4.1.(1) of Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, such other minimum amount as may be required for the New Lender not to be considered part of the public under such interpretation
[5]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[6]

8.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) of the Agreement, to the Parent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[6]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[Insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as

[________].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 6

Form of Accession Letter

To:	[________] as Agent

From:	[Subsidiary/ListCo] and [Parent]

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                     ] Facilities Agreement dated [                            ] (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary/ListCo] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary/ListCo] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Parent confirms that no Default is continuing or would occur as a result of [Subsidiary/ListCo] becoming an Additional Borrower.][7]

4.	[Subsidiary's/ListCo’s] administrative details are as follows:

Address:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter has been delivered as a deed on the date stated at the beginning of this Accession Letter.]

[Parent]	[Subsidiary] / [ListCo]

[7]	Include in the case of an Additional Borrower.

Schedule 7

Form of Resignation Letter

To:	[________] as Agent

From:	[resigning Obligor] and [Parent]

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                      ] Facilities Agreement dated [                         ] (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[Subsidiary]

By:	By:

Schedule 8

Existing Security/Quasi-Security

Name of Member of Group	Security/Quasi-Security	Total Principal Amount of Indebtedness Secured

Schedule 9

Timetables

For Facility A, in accordance with the following:

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-1 9:00 a.m.
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-1 Noon

For Facility B and Facility C, in accordance with the following (as applicable):

	Loans in euro	Facility C Loans in sterling	Facility C Loans in other currencies
Currency to be available and convertible into the Base Currency (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	On the first day of the Interest Period for the relevant Loan.	On the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	N/A	U-2	U-3

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-2 10:00 a.m.	U-1 9:30 a.m.	U-3 9:30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-2 17:00 p.m.	U-1 Noon	U-3 Noon

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	N/A	9:30 a.m. on the first day of the Interest Period for the relevant Loan.	9:30 a.m. on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	N/A	11:00 a.m. on the first day of the Interest Period for the relevant Loan.	11:00 a.m. on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent determines amount of the Facility C Loan in Optional Currency in accordance with Clause 6.4 (Change of currency)	N/A	9:30 a.m. on the first day of the Interest Period for the relevant Loan.	9:30 a.m. on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent determines amount of the Facility C Loan in Optional Currency in accordance with paragraph (a) of Clause 6.5 (Same Optional Currency during successive Interest Periods)	N/A	9:30 a.m. on the first day of the Interest Period for the relevant Loan.	9:30 a.m. on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.

Agent determines amount of the Facility C Loan in Optional Currency converted into Base Currency in accordance with paragraph (b) of Clause 6.5 (Same Optional Currency during successive Interest Periods)	N/A	U-3 (or, if later, the day on which the Agent received the Utilisation Request)	U-3 (or, if later, the day on which the Agent received the Utilisation Request)

"U"	=	Utilisation Date or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

"U-X"	=	Business Days prior to Utilisation Date.

Schedule 10

Form of Increase Confirmation

To:	[________] as Agent and [________] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")

Dated:

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                      ] Facilities Agreement dated [                        ] (the "Agreement")

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the "Relevant Commitment(s)") as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the "Increase Date") is [________].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Contact details) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (a)(i) of Clause 2.2 (Increase) of the Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[8]

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

[8]	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within

THE SCHEDULE
Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [________]

Agent

By:

Schedule 11

Form of Substitute Affiliate Lender Designation Notice

To:	[________] as Agent for itself and each of the other parties to the Facilities Agreement

Cc:	[The Parent]

From	[Designating Lender] (the "Designating Lender")

Dated:	[ ]

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V. –
EUR [                           ] Facilities Agreement dated [                            ] (the "Agreement")

1.	We refer to the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.

2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc.] ("Designated Loans").

3.	The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Email address:

Attention:

Jurisdiction of Incorporation:

4.	By countersigning this notice below the Designated Affiliate Lender agrees to become a Designated Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facilities Agreement accordingly.

5.	This Designation Notice and any non-contractual obligations arising out of or in connection with are governed by English law.

For and on behalf of
[Designating Lender]

We acknowledge and agree to the terms of the above.

For and on behalf of
[Substitute Affiliate Lender]

We acknowledge the terms of the above.

For and on behalf of
The Agent

Dated: [ ]

Schedule 12

Reference Rate Terms

Part I

US Dollars

CURRENCY:	US Dollars.

Cost of funds as a fallback

Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 10.2 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

	(b)	if that target is not a single figure, the arithmetic mean of:

		(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

		(ii)	the lower bound of that target range.

Central Bank Rate Adjustment:	The "Central Bank Rate Adjustment" in relation to the Central Bank Rate for any RFR Banking Day is the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days (each a "Reference Day") for which the RFR and the Central Bank Rate are available, where:

"Central Bank Rate Spread" means, in relation to a Reference Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

	(a)	the RFR for that Reference Day; and

	(b)	the Central Bank Rate for that Reference Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day;

	(b)	if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day;

	(c)	if paragraph (b) above applies but the Historic RFR for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

	(d)	if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in each case, to five decimal places (with 0.000005 being rounded upwards) and if, in each case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a) a Saturday or Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Published Rate Contingency Period:	30 days

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 10.1 (Selection of Interest Periods)):	One Month.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 10.1 (Selection of Interest Periods)):	One, three and six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 11.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 11.4 (Cost of funds):	Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Part II

Sterling

CURRENCY:	Sterling.

Cost of funds as a fallback

Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	None specified.

Business Day Conventions (definition of "Month" and Clause 10.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England's Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	The "Central Bank Rate Adjustment" in relation to the Central Bank Rate for any RFR Banking Day is the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days (each a "Reference Day") for which the RFR and the Central Bank Rate are available, where:

"Central Bank Rate Spread" means, in relation to a Reference Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a) the RFR for that Reference Day; and

(b) the Central Bank Rate for that Reference Day.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day;

(b) if the RFR for that RFR Banking Day is not available, the Historic RFR for that RFR Banking Day;

(c) if paragraph (b) above applies but the Historic RFR for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(d) if paragraph (c) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in each case, to four decimal places (with 0.00005 being rounded upwards) and if, in each case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan.

Relevant Market:	The sterling wholesale market.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

Published Rate Contingency Period:	30 days

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 10.1 (Selection of Interest Periods)):	One Month.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 10.1 (Selection of Interest Periods)):	One, three and six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 11.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 11.4 (Cost of funds):	Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Part III

Euro – Term Rate Loans

CURRENCY:	Euro.

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	A TARGET Day.

Break Costs:	The amount (if any) by which:

(a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of "Month" and Clause 10.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Market Disruption Rate:	The Term Reference Rate.

Primary Term Rate:	The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by the European Money Markets Institute (or any other person which takes over the publication of that rate).

Quotation Day:	Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Brussels time).

Relevant Market:	The European interbank market.

Reporting Day:	The Quotation Day.

Published Rate Contingency Period:	30 days

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 10.1 (Selection of Interest Periods)):	One Month.

Periods capable of selection as Interest Periods (paragraph (d) of Clause 10.1 (Selection of Interest Periods)):	One, three and six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 11.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 11.4 (Cost of funds):	Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

SCHEDULE 13

daily non-cumulative compounded rfr rate

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to the same number of decimal places as the applicable Daily Rate) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Cumulation Period;

"Cumulation Period" has the meaning given to that term above;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and

"tni" has the meaning given to that term above.

Schedule 14

Cumulative Compounded RFR Rate

The "Cumulative Compounded RFR Rate" for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

"d0" means the number of RFR Banking Days during the Interest Period;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

"d" means the number of calendar days during that Interest Period.

The Company and Original Guarantor

THE MAGNUM ICE CREAM COMPANY HOLDCO NETHERLANDS B.V.

Address: Reguliersdwarsstraat 63, 1017BK, Amsterdam, NL

Email: dilsad.tek@unilever.com

Attention: Dilsad Cagman

By:	/s/ Dilsad Cagman
Name:	Dilsad Cagman

[Verdi Bridge and Term Loan Facility – signature pages]

The Original Borrower

MAGNUM ICC FINANCE B.V.

By:	/s/ Dilsad Cagman
Name:	Dilsad Cagman

[Verdi Bridge and Term Loan Facility – signature pages]

The Arranger

BNP PARIBAS

By:	/s/ Jean-Dominique Balous
Name:	Jean-Dominique Balous

By:	/s/ Philippe Beauchataud
Name:	Philippe Beauchataud

[Verdi Bridge and Term Loan Facility – signature pages]

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

By:	/s/ Jakub Piasecki
Name:	Jakub Piasecki
Title:	Director

[Verdi Bridge and Term Loan Facility – signature pages]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., LONDON BRANCH

By:	/s/ C. Nicholas Hunter
Name:	C. Nicholas Hunter
Title:	Managing Director

By:	/s/ K. Buck
Name:	K. Buck
Title:	Managing Director

[Verdi Bridge and Term Loan Facility – signature pages]

CITIBANK, N.A. LONDON BRANCH

By:	/s/ Andrew Mason
Name:	Andrew Mason
Title:	Managing Director

[Verdi Bridge and Term Loan Facility – signature pages]

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Belhoste
Name:	Belhoste

By:	/s/ Antonio Maritato
Name:	Antonio Maritato

[Verdi Bridge and Term Loan Facility – signature pages]

GOLDMAN SACHS BANK USA

By:	/s/ Inci Aydogdu
Name:	Inci Aydogdu

[Verdi Bridge and Term Loan Facility – signature pages]

HSBC CONTINENTAL EUROPE

By:	/s/ Anja Mokos
Name:	Anja Mokos
Title:	Director, HSBC, The Netherlands

By:	/s/ Stephan Mathu
Name:	Stephan Mathu
Title:	Client Coverage NL

[Verdi Bridge and Term Loan Facility – signature pages]

ING BANK N.V.

By:	/s/ A. Mansour
Name:	A. Mansour

By:	/s/ P. Aerts
Name:	P. Aerts

[Verdi Bridge and Term Loan Facility – signature pages]

J.P. MORGAN SE

By:	/s/ George Read-Smith
Name:	George Read-Smith
Title:	Vice President

By:	/s/ Peter Kropff
Name:	Peter Kropff
Title:	Executive Director

[Verdi Bridge and Term Loan Facility – signature pages]

MIZUHO BANK, LTD.

By:	/s/ Duncan Todd
Name:	Duncan Todd

[Verdi Bridge and Term Loan Facility – signature pages]

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:	/s/ Andrea Hutchinson
Name:	Andrea Hutchinson

[Verdi Bridge and Term Loan Facility – signature pages]

The Original Lenders

BNP PARIBAS

By:	/s/ Jean-Dominique Balous
Name:	Jean-Dominique Balous

By:	/s/ Philippe Beauchataud
Name:	Philippe Beauchataud

[Verdi Bridge and Term Loan Facility – signature pages]

BNP PARIBAS FORTIS SA/NV

By:	/s/ Katherine Dior
Name:	Katherine Dior
Title:	Head of Primary Markets, Capital Markets

By:	/s/ Stefaan Van Langendonck
Name:	Stefaan Van Langendonck
Title:	Director, Debts Markets EMEA

[Verdi Bridge and Term Loan Facility – signature pages]

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

By:	/s/ Jakub Piasecki
Name:	Jakub Piasecki
Title:	Director

[Verdi Bridge and Term Loan Facility – signature pages]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., LONDON BRANCH

By:	/s/ C. Nicholas Hunter
Name:	C. Nicholas Hunter
Title:	Managing Director

By:	/s/ K. Buck
Name:	K. Buck
Title:	Managing Director

[Verdi Bridge and Term Loan Facility – signature pages]

CITIBANK EUROPE, PLC

By:	/s/ Andrew Mason
Name:	Andrew Mason
Title:	Managing Director

[Verdi Bridge and Term Loan Facility – signature pages]

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Belhoste
Name:	Belhoste

By:	/s/ Antonio Maritato
Name:	Antonio Maritato

[Verdi Bridge and Term Loan Facility – signature pages]

GOLDMAN SACHS BANK USA

By:	/s/ Inci Aydogdu
Name:	Inci Aydogdu

[Verdi Bridge and Term Loan Facility – signature pages]

HSBC CONTINENTAL EUROPE

By:	/s/ Anja Mokos
Name:	Anja Mokos
Title:	Director, HSBC, The Netherlands

By:	/s/ Stephan Mathu
Name:	Stephan Mathu
Title:	Client Coverage NL

[Verdi Bridge and Term Loan Facility – signature pages]

ING BANK N.V.

By:	/s/ A. Mansour
Name:	A. Mansour

By:	/s/ P. Aerts
Name:	P. Aerts

[Verdi Bridge and Term Loan Facility – signature pages]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ Ursula Murphy
Name:	Ursula Murphy
Title:	Executive Director

[Verdi Bridge and Term Loan Facility – signature pages]

MIZUHO BANK, LTD.

By:	/s/ Duncan Todd
Name:	Duncan Todd

[Verdi Bridge and Term Loan Facility – signature pages]

MORGAN STANLEY BANK, N.A.

By:	/s/ Mark Walton
Name:	Mark Walton, Authorized Signatory

[Verdi Bridge and Term Loan Facility – signature pages]

The Documentation Co-ordinator

BNP PARIBAS

Address:	16 Bld des Italiens, 75002 Paris – France
Emails:	jean-dominique.balous@bnpparibas.com
philippe.beauchataud@bnpparibas.com
Attention:	BNP PARIBAS

By:	/s/ Jean-Dominique Balous
Name:	Jean-Dominique Balous

By:	/s/ Philippe Beauchataud
Name:	Philippe Beauchataud

[Verdi Bridge and Term Loan Facility – signature pages]

The Agent

ING Bank N.V.

Address:	Bijlmerdreef 109, 1102 BW Amsterdam
Email:	salima.gaffar@ing.com
joost.vullings@ing.com
Attention:	Salima Gaffar & Joost Vullings

By:	/s/ H.R. van Ras
Name:	H.R. van Ras

By:	/s/ O.S.C. de Vries
Name:	O.S.C. de Vries

[Verdi Bridge and Term Loan Facility – signature pages]